EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of August, 2005, is entered into between Pipeline Data Inc. (hereinafter the “Company”), a Delaware corporation, and James L. Plappert (hereinafter “Employee”).

WHEREAS, the Company desires to employ the Employee and to be assured of its rights to his services in the position of Chief Marketing Officer of the Company and the Vice President of Business Development activities each on the terms and conditions hereinafter set forth. The Employee is willing to accept such employment on such terms and conditions; and

NOW, THEREFORE, in consideration of the premises and other mutual agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment.

(a)  Chief Marketing Officer. The Company agrees to, and hereby does, employ Employee to perform the services and to discharge the duties of Chief Marketing Officer. During the term of this Agreement, the Employee shall perform such duties as are consistent with an employee in the position of Chief Marketing Officer. As Chief Marketing Officer, Employee will report to the CEO and board of directors of the Company. Duties of the Chief Marketing Officer include but are not limited to:

(i)            Executing the Nextel expansion strategy and budget and eventually conducting overall daily marketing control of the Company (daily marketing control responsibilities would be fazed in, under the direction of MacAllister Smith, the Company’s Chief Executive Officer (the “CEO”), upon completion and implementation of the Nextel regional sales offices);

(ii)          Developing long term strategic initiatives for the Company in conjunction with the CEO/Board; and

(iii) Working closely with the CEO to originate and provide advice concerning merger and acquisition activities, including but not limited to portfolio rollups. Position would report to the CEO and Board of PPDA.

(b)           During the term of this Agreement, the Employee shall perform such duties as are consistent with an employee in the position of Vice President of Business Development, the initial duty pursuant to this position would include but not be limited to operational oversight of Aircharge, Inc.(the Aircharge division.) In that capacity Employee will report to the CEO of the Company. Duties include but are not limited to:

(i) Creating and executing a comprehensive plan to allow the Company to fulfill its obligations to Nextel and to create a profitable and successful rollout of the Nextel opportunity.

(ii)	Hiring personnel;

(iii) Negotiating contracts;

(iv) Implementing sales strategies; and

(v) Having overall responsibilities for the Aircharge division growth, budget and profit and loss reports, subject to rights of the Operating Committee.

2.            Term. The term of this Agreement and of the employment of Employee hereunder shall be for a term of three (3) years commencing on the date hereof, and thereafter renewing for successive one year terms, each such term to commence on the successive anniversaries of the commencement date hereof, unless either party shall give ninety days’ notice of intention to terminate prior to the expiration of any such term, and subject to earlier termination as hereinafter provided.

3.	Acceptance of Employment.

(a) Employee hereby accepts such employment for the compensation and upon the other terms and conditions provided for in this Agreement and agrees to use his or her best efforts to serve the Company faithfully and competently and to devote such business time as necessary to fulfill such employment so long as it shall continue hereunder. Notwithstanding the foregoing, the Company acknowledges that Employee is currently and in the future may become engaged in other business endeavors and investing and related activities providing such activities do not detract from his ability to perform the duties set out hereunder.

(b) Employee acknowledges that the services to be rendered by him under this Agreement require special training, skill, information and experience and that this Agreement is entered into for the purpose of obtaining such skilled services for the Company. Employee warrants and represents that he is under no contractual arrangement or agreement or provision under law or equity which prohibits or limits the rendering to the Company of the services contemplated by this Agreement.

4.	Compensation.

(a) As compensation for the services contemplated by this Agreement, beginning September-------, 2005 , the Company shall pay to Employee:

(i)            A base salary of TEN THOUSAND AND NO/100 Dollars ($10,000) per month and then an increase to TWELVE THOUSAND FIVE HUNDRED AND NO/100 Dollars ($12,500) per month no later than the date at which Aircharge “breaks even” in accordance with the Aircharge Budget, attached hereto as Schedule4(a)(i), such base salary shall be less all applicable taxes and payroll deductions, and shall be payable in accordance with customary Company procedures (the “Base Salary”),

(ii)          A bonus of 250,000 shares of the Company’s Common Stock, which shall vest and be issued immediately upon the consummation of a merger or acquisition commenced after the date of this Agreement. Upon the acceleration of such vesting, the Company shall register these shares, but Employee shall be subject to any and all lock up and other restrictive provisions as are applicable to other Pipeline officers and directors,

(iv)         Options to purchase the Company’s common stock with a value, equal to 25% of the monthly profit from the Aircharge subsidiary as defined by the Aircharge Budget, attached hereto as Schedule4(a)(i), up to a maximum of 500,000 Options. The strike price shall be the trailing 5 day average stock price of the Company common stock on the date of the award but, in any event, shall not be less than $1.00. For example, should the Aircharge monthly earnings be $20,000, then options for stock valued at $5,000 would be issued with a strike price set at the trailing 5 day average stock price of the Company common stock on the date of the award,

(v)	250,000 options vesting over 3 years with a strike price of $1.00, and

(vi) 250,000 options with a strike price of $1.00 vested to be awarded for meeting the initial breakeven milestone as provided for in the Supplemental Incentive Agreement in relation to the Aircharge merger. Options will be granted immediately following the first breakeven month whether before or after the milestone referenced in the Supplemental Agreement.

(b)           In addition and as an incentive, the Company, at the sole discretion of the CEO, may pay the Employee up to 250,000 Options, the strike price of which shall be the trailing 5 day average stock price of the Company common stock on the date of the award.

(c)           Employee shall be entitled to receive two weeks vacation pay during calendar year 2005 and thereafter four weeks vacation pay commencing January 1, 2006 and shall also be entitled to such other employee benefits as the Board of Directors of the Company, from time to time, shall determine to be reasonable and feasible for the Company to provide for a Chief Marketing Officer/ VP Business Development and no less favorable than the benefits provided to other executive officers of the Company or any subsidiary of the Company. These benefits shall include but shall not be limited to participation in the Company’s:

(i)	$833 per month in lieu of Company medical/health insurance plan;
(ii)	401(k) plan;

(iii)         Standard executive option plan as determined by the board of Directors on an annual basis;

(iv)	Profit sharing plan;
(vi)	Sick and bereavement pay; and

(vii)        Acceleration and, vesting of all stock options together with and parachute clauses or severance pay provisions comparable to other executive officers upon a sale or acquisition of the Company.

(d) The Company shall reimburse the Employee for all expenses reasonably incurred by him on behalf of the Company in accordance with Company policy regarding expenses and reimbursement thereof at the time the expenses are incurred.

(e)	Company agrees to “fast track” the implementation of ACH and Check products to all divisions of the Company
(f)	Employee shall be in charge of Company’s non-credit card vertical markets such as ACH and check processing.

5. Nonassignment. No party hereto may assign any rights or obligations hereunder without the prior written consent of the other parties.

6. Earlier Termination.

(a)           Notwithstanding any term of employment provided for in paragraph 2 hereof, the Company shall have the right to terminate this Agreement immediately, and without further obligation hereunder, for any of the following causes, each of which shall be a “Cause” for early termination:

(i) Conviction of, or a plea of guilty or nolo contendere by Employee to (A) any felony, or (B) any misdemeanor reflecting upon Employee’s honesty or truthfulness;

(ii) Employee’s breach or negligent performance of his or her duties and obligations arising under this Agreement with the Company;

(iii) Fraudulent conduct by Employee, either in connection with his or her duties as an employee of the Company or otherwise;

(iv) Material breach of any policy, rule, or regulation of the Company;

(v) The good faith determination of the Board of Directors that Employee has failed to perform his or her duties to the Company in a satisfactory manner.

(b) Notwithstanding the foregoing provisions of paragraph 6(a),

(i) In the event the Employee breaches clauses (ii), (iv) and ~~(vi)~~ of paragraph 6(a) this Agreement, the Board of Directors shall provide the Employee written notice of the breach and shall provide the Employee at least a 30 day period in which to cure the breach to the Board’s good faith satisfaction; and

(ii)          the Company shall retain the right to terminate Employee’s employment at any time without Cause. If Employee’s employment hereunder shall be terminated by the Company for any reason other than for Cause (as defined in paragraph (a) above), then Employee shall be entitled to receive an amount equal to two (2) years of his then Base Salary payable in accordance with the Company’s normal payroll policies and all unvested options would immediately vest.

(c)           Death or Disability. In the event of the death or total disability of Employee during this Agreement, Employee’s employment hereunder shall terminate. Upon such termination, Employee (or his estate) shall be entitled to all arrears of salary and expenses but shall not be entitled to any further compensation. For the purposes of this Agreement, “total disability” shall be deemed to have occurred when Employee shall be unable to perform the duties of his employment with Company for a period of 13 consecutive weeks, for any reason including sickness, disease, injury or mental disorder, as determined in good faith by the Board of Directors; provided, however, that during said 13-week period while Employee is totally disabled, Company shall continue to compensate Employee under this Agreement as if he was fully performing his duties of employment.

7. Non-Solicitation and Confidentiality.

(a) In consideration for the benefits Employee is receiving hereunder, and for other good and valuable consideration, Employee agrees that during the period beginning on the date hereof and ending eighteen (18) months following the termination of Employee’s employment with the Company for any reason whatsoever, Employee directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not (i) solicit or hire any employee of the Company who was an employee of the Company at any time within the thirty (30) day period prior to the date of the termination of Employee’s employment; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise existing as of the date of the termination of Employee’s employment.

(b) Employee further agrees that during the period beginning on the date hereof and ending eighteen (18) months following the termination of his or her employment, he will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation any knowledge or information (collectively, the “Information”) with respect to any matters concerning or relating to the business of the Company, including but not limited to, copies or originals of any information supplied to the Company. The foregoing restrictions with respect to the Information shall not apply to any Information which (i) on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, in violation of the terms hereof, (ii) was available to such party on a non-confidential basis prior to its disclosure, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement, or (iv) is disclosed pursuant to any legal requirement or in connection with any legal process.

(c)           In consideration for the benefits Employee is receiving hereunder, and for other good and valuable consideration, Employee agrees that during the period beginning on the date hereof and at Company’s reasonable and good faith election for a period of up to eighteen (18) months following the termination of Employee’s employment with the Company either for cause or upon the expiration of the term of this Agreement, Employee directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not operate, develop, be engaged in, concerned, interested or own any interest (other than ownership of less than 5% of the equity securities of a publicly traded company) in any entity (other than Pipeline, any subsidiary of Pipeline or any entity spun-off from any of them) which engages in the business of providing merchant credit card payment processing services and related services and related software products anywhere in the world, except in the limited instances of payments via ach and non wireless checks or via companies or entities whose primary business focus is something other than merchant credit card payment processing. In the event that Company should exercise its election to extend the Non-compete Period for up to 18 months following the Employment Period, then in the event that Executive is not entitled to receive separation pay pursuant to section 6 (a) hereof, then and in that event Company will during the up to eighteen [18] month period pay Executive each month a sum equal to one-half [1/2] of his base pay at time of termination.

(d) Employee agrees and acknowledges that the violation of the covenants in this paragraph 7 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Employee represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Employee further represents and admits that time periods contained in paragraph 7(a) are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Employee.

(e) For purposes of this Section 7 only, references to the Company shall include any and all subsidiary companies of the Company existing now and as of the date of termination of this Agreement.

8. Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested or by nationally recognized overnight courier serviced addressed to the respective parties as follows:

If to the Company:

PIPELINE DATA INC.

1515 Hancock Street

Quincy, Massachusetts 02184

Facsimile: 617-405-2619

With copies to:	Sheila Corvino, Esq.

(Which shall not           811 Dorset West Road

constitute notice)          Dorset, VT 05251

                If to Employee:James L. Plappert

8 Anchorage Pointe

Louisville, KY 40223

Any such notice or other communication shall be deemed to have been given when deposited, postage paid, in the United States mail. Either of the above addresses may be changed at any time on 10 days’ prior notice given as above provided.

9.            Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

10.          Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

11.          Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed or supplemented only by a written agreement signed by the Employee and the Company.

12.          Modification. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

13.          Enforceability; Severability. It is the intention of the Company and Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the laws of the State of Delaware, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that any provision of paragraph 7 relating to the time period and/or geographical areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area of restriction that such court deems reasonable and enforceable.

14.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Pipeline Data Inc.

/s/ MacAllister Smith

By: MacAllister Smith

Title:  Chief Executive Officer

/s/ James L. Plappert

James L. Plappert